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THE AMERICAN FUNDS TAX-EXEMPT SERIES II The Tax-Exempt Fund of California 333 South Hope Street Los Angeles, CAlifornia 90071-1406 Phone (757) 670-4629 Fax (757) 670-4685 Karl C. Grauman Treasurer

January 22, 2014

Mr. Matt Hoffman

Deloitte & Touche LLP

695 Town Center Drive, Suite 1200

Costa Mesa, California 92626

Dear Mr. Hoffman:

In accordance with the requirements of item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following:

1.	On September 11, 2013, Brian Janssen, Assistant Treasurer, informed Deloitte & Touche LLP that the Board of Trustees of The Tax-Exempt Fund of California approved a change in auditor, effective immediately.
2.	Deloitte & Touche LLP’s report on the Fund’s financial statements for each of the two years in the period ended July 31, 2013, did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles.
3.	During each of the two years in the period ended July 31, 2013, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for each period.

A copy of your letter will be filed with the Securities and Exchange Commission along with the letter as an exhibit to the Fund’s next Form N-SAR (in accordance with Item 77K of Form N-SAR).

Very truly yours,

/s/ Karl C. Grauman

Karl C. Grauman

Treasurer and Principal Financial Officer

CC: THE AUDIT COMMITTEE OF THE AMERICAN FUNDS TAX-EXEMPT SERIES II – THE TAX-EXEMPT FUND OF CALIFORNIA